EXHIBIT 16.1

Deloitte & Touche LLP
Suite 2300
333 Clay Street
Houston, TX 77002-4196
USA

Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com
April 14, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 (a) of Sterling Chemicals, Inc. Form 8-K dated April 10, 2008, and have the following comments:
1. We agree with the statements made in the second sentence of the first paragraph, and in the second, third and fourth paragraphs.
2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph.
Yours truly,
/s/ DELOITTE & TOUCHE LLP

Member of
Deloitte Touche Tohmatsu